Exhibit 10.16

MANAGEMENT INCENTIVE PLAN
2009-2010

I.	Purpose
The objective of this plan is to reward excellent performance.

II.	Participants
a.	Those employees whose contributions and decisions significantly and directly affect net profits and the future operations of the Company

b.
The employees eligible may be changed or substituted from time to time by the President and will be reported to the Board of Directors.  No other change in the plan will be made without the authorization of the Board of Directors.  No additional positions will be added to the eligibility groups without authorizations of the Board of Directors.

PARTICIPANTS

SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
DIRECTOR OF COMPLIANCE AND SPECIAL PROJECTS
VICE PRESIDENT – LEMON OPERATIONS
VICE PRESIDENT - CONTROLLER
DIRECTOR OF SOUTHERN OPERATIONS
DIRECTOR OF NORTHERN FARMING OPERATIONS
DIRECTOR OF INFORMATION SYSTEMS
DIRECTOR OF MARKETING
DIRECTOR OF HUMAN RESOURCES
DIRECTOR-GLOBAL MARKETING, LEMON OPERATIONS
HARVEST MANAGER
PROPERTY MANAGER
AGRITOURISM OPERATIONS MANAGER
SALES MANAGER – LEMON OPERATIONS
FOOD SAFETY AND SUSTAINABILITY MANAGER

III.	Plan Funding
The management incentive plan (MIP) will be based on earnings before tax from operating activities of the Limoneira Company.  Sixty (60) percent will be based solely on earnings before tax with the remaining forty (40) percent subject to completion of agreed upon individual objectives contained in the Performance Management Program.

The amount of the incentive paid to each individual will be based on the participant’s annual salary as of October 31, 2010.

IV.	Payment
Payment will be made to all employees deemed eligible for the plan who are employees of the Company at October 31, 2010.

Payment due under this plan, less applicable payroll taxes, will be made to participants as soon after the close of the fiscal year as is practical, but in no case later than January 15th following the close of the fiscal year.  Payments will be subject to any contractual agreements that may exist between the Limoneira Company and the participants.  The schedule of payment will be reported to and approved by the Compensation Committee of the Board of Directors and the full Board of Directors.   Partial year participants deemed eligible for the plan by the President (e.g. mid-year hires) would be funded based on their period of eligible service to the total year in full weeks.  Example:  A participant serves for 14 weeks of the fiscal year.  The eligibility would be 14/52 of the funding level (see Funding Level Exhibit A) in use.

If a participant dies, becomes disabled and unable to work, retires or is granted a leave of absence by the President during the year, eligibility for the earnings before tax based portion will be based upon the percentage of the year worked.  Awarding of the performance portion of the plan will be at the discretion of the President.

If a participant leaves the Company for any reason other than those listed above, participation in the plan is forfeited for the fiscal year in which the participant leaves.  A prior year bonus earned but not paid would not be affected by departure from the Company.

V.	President and Chief Executive Officer
The Board of Directors has established a separate plan for the President and Chief Executive Officer.  The annual additional compensation will be established by the Board at their discretion.  (Reference:  Board Minutes dated November 1, 1985, page 5)

VI.	Discontinuance
The Board of Directors may select to discontinue the plan for the following plan year by giving notice to the President no later than the October Board Meeting of the current year.